333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan Copper & Gold Inc.
Announces Successful Resolution of PT-FI Labor Issues and
Updates Status of PT-FI Operations

PHOENIX, AZ, December 14, 2011 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported today that PT Freeport Indonesia (PT-FI) has reached terms with union officials to be incorporated in a two year extension of its Collective Labor Agreement.  The labor strike, which commenced on September 15, 2011, has ended and workers will begin reporting to their positions in the coming days.

Pursuant to the agreed terms, PT-FI agreed to increase base wages by 24 percent in the first year and by 13 percent in the second year (equivalent to a 40 percent increase over two-years on a compounded basis).  In addition, PT-FI has agreed to provide improved benefits, including enhancements to housing allowances, educational assistance and retirement savings plans.  For humanitarian purposes, PT-FI also agreed to pay a one-time signing bonus equivalent to three months of base wages.  The parties also agreed that future wage negotiations would be based on living costs and the competitiveness of wages within Indonesia.

As previously reported, milling operations have been suspended since October 22, 2011, pending repairs to concentrate and fuel pipelines damaged as a result of civil unrest which occurred during the course of the strike.  The repairs to the damaged pipelines are substantially complete and PT-FI has begun to ramp-up milling operations.  Shipments of concentrate are expected to be limited until full operations are restored, which is expected by early 2012.

James R. Moffett, Chairman of the Board and Richard C. Adkerson, President and Chief Executive Officer said: “We are pleased that the parties have reached a mutually satisfactory resolution on terms for a new labor agreement.  Our operating team is focused on resuming normal operations in a safe, harmonious and efficient manner.  We appreciate the assistance and strong support of the Government of Indonesia and look forward to a bright future for the Grasberg district for the benefit of all stakeholders.”

FCX also updated its estimates of fourth quarter 2011 consolidated sales volumes, incorporating the estimated impacts from the disruption resulting from damage to the concentrate pipeline.  FCX estimates consolidated sales for the fourth quarter of 2011 to approximate 800 million pounds of copper and 105,000 ounces of gold compared with the October 19, 2011 estimate of 915 million pounds of copper and 305,000 ounces of gold.  Actual fourth quarter sales are dependent on the timing of shipping schedules in the balance of the year and are subject to change depending on various factors.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world's largest producer of molybdenum.

Freeport-McMoRan Copper & Gold                              1

The company's portfolio of assets includes the Grasberg minerals district, the world's largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large-scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the DRC. Additional information about FCX is available on FCX's website at “www.fcx.com.”

Cautionary Statement.  This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected ore grades and milling rates, projected production and sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, exploration efforts and results, mine production and development plans, the impact of deferred intercompany profits on earnings, liquidity, other financial commitments and tax rates, the impact of copper, gold, molybdenum and cobalt price changes, potential prepayments of debt, future dividend payments and potential share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.

FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, mine sequencing, production rates, industry risks, regulatory changes, political risks, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, weather- and climate-related risks, labor relations, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission (SEC) as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements notwithstanding any changes in our assumptions, changes in our business plans, our actual experience or other changes, and we undertake no obligation to update any forward-looking statements more frequently than quarterly.
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Freeport-McMoRan Copper & Gold                              2